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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in this Registration Statement on Form S-4 of Metaldyne Corporation of our report dated March 11, 2003, except as to the effect of the matters described in Note 2 to the consolidated financial statements as filed in the Company's Form 10-K for the year ended December 28, 2003 not appearing herein which is as of November 10, 2004, and except as to Note 15, which is as of July 22, 2005 relating to the financial statements and financial statement schedule of Metaldyne Corporation, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts," "Summary Historical Financial Data" and "Selected Historical Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Detroit, Michigan
July 22, 2005

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Consent of Independent Registered Public Accounting Firm